Exhibit 99.1

Sono Group N.V. pro forma condensed consolidated Balance Sheet and Statement of Income as of and for the six months ended

June 30, 2025

2

TABLE OF CONTENTS

Proforma Condensed Consolidated Statements of Income (Loss)	3
Proforma Preliminary Condensed Consolidated Balance Sheets	4
A. New Issuance of $7.2 Million Debenture Adjustment	5
B. Conversion of all existing debt to preferred equity	5
C. Changes to the fair value in Convertible Notes Payable	5
D. Change in Subscribed Capital	5
E. Net Equity Converted to US Dollars	6

3

Proforma Condensed Consolidated Statements of Income (Loss)

		Pro Forma Adjustments
	Six months ended June 30, 2025 (unaudited)	mUSD 5 New Convertible Debenture (A)	Debt to Equity Conversion Adjustments (B)	Pro Forma Combined Following Recapitalization
	kEUR	kEUR	kEUR	kEUR
Revenue	51	-	-	51
Cost of goods sold	39	-	-	39
Gross profit	12	-	-	12
Cost of development expenses	(968)	-	-	(968)
Selling and distribution expenses	(474)	-	-	(474)
General and administrative expenses	(2,281)	-	-	(2,281)
Gain/(loss) on deconsolidation/reconsolidation	-	-	-	-
Other operating income / (exp)	132			132
Operating Income/(Loss)	(3,579)	-	-	(3,579)
Income/(expense) from changes in fair value of convertible debt carried at Fair value	11,144	-	-	11,144
Gain of foreign currency translation	460	-	-	460
Income/(Loss) before tax	8,025	-	-	8,025
Taxes on income	-	-	-	-
Deferred taxes on expense	-	-	-	-
Income/(Loss) for the period	8,025	-	-	8,025

4

Proforma Preliminary Condensed Consolidated Balance Sheets

			Pro Forma Adjustments				Pro Forma Combined following Recapitalization
	June 30, 2025 Unaudited		mUSD 5 New Convertible Debenture/Other (A)		Debt to Equity Conversion Adjustments (B)
	kEUR		kEUR		kEUR		kEUR

ASSETS
Noncurrent assets
Property, plant and equipment	121		-		-		121
Right-of-use assets	602		-		-		602
Other financial assets	536		-		-		536
	1,259		-		-		1,259
Current assets
Inventory	298		-		-		298
Other financial assets	100		-		-		100
Other non-financial assets	-		-		-		-
Cash	339		1,580(A)+1,850(A)		-		3,769
	737		3,430		-		4,167
Total assets	1,996		3,430		-		5,426

EQUITY AND LIABILITIES
Equity
Subscribed capital (ordinary & high voting)	48	(D)	-		-		48
Capital and other reserves	298,699		85	(A)	39,657	(B)	338,441
Accumulated deficit	(313,403)		(20,971)	(C)	-		(334,374)
Total Equity	(14,656)		(20,886)		39,657		4,115	(E)

Current Liabilities
Lease Liability (Current 167k LT 435k)	602		-		-		602
Taxes payable	-		-		-		-
Subtotal	602		-		-		602

Financial liabilities	15,341		20,971(C)+1,495+ 1,850(A)		(39,657)	(B)	-
Trade and other payables	697		-		-		697
Other liabilities	12		-		-		12
	16,050		24,316		(39,657)		709
Total equity and liabilities	1,996		3,430		-		5,426

5

A.	New Issuance of $7.2 Million Debenture Adjustment

As part of its strategic financial restructuring, Sono Group N.V. has entered into a Securities Purchase Agreement with Yorkville to issue a new secured convertible debenture with a principal amount of $5.0 million, subject to Nasdaq approving the Company’s requested uplisting to Nasdaq Capital Markets. Yorkville had advanced $3.25 million (2.7M Euros) of the $5.0 million as of 6/30/25, with $1.75 million (1.495M Euros) still subject to Nasdaq Approval. The cash section reflects 1.495M Euros left as the company has received $3.25M as advances through Q2 2025, which is already reflected in the 6/30/25 balance sheet, plus 85K Euros from private equity sales completed in August for a total cash increase of 1.58M Euros. As a final adjustment to net equity, Yorkville will add an additional $2.2M (1.85M Euros) of secured convertible debenture subject to Nasdaq approving the Company’s requested uplisting to Nasdaq Capital Markets.

B.	Conversion of all existing debt to preferred equity

Sono Group N.V. signed an Exchange Agreement with Yorkville to convert the newly issued debenture, along with all other existing outstanding convertible debentures, into preferred equity. The total debt being exchanged amounts to approximately €39.66 million, including the €32.7 million of previously issued convertible debentures and the $7.2 million new debentures. Under the agreement, this notes payable will be converted into 1,242 newly issued preferred shares, plus an additional 73 preferred shares for a total of 1,315 preferred shares each with a nominal value of €300. These shares are convertible into 30,000 ordinary shares post-implementation of the reverse stock split.

C.	Changes to the fair value in Convertible Notes Payable

The income from changes in fair value of convertible notes payable carried at Fair value of 20.97M Euros is reversed as part of the exchange agreement when the actual value of the total convertible notes payable plus accrued interest is all converted to preferred equity.

D.	Change in Subscribed Capital

Change in subscribed capital is due to reverse split of 75 to 1 along with change in nominal value of ordinary and high voting shares.

6

E.	Net Equity Converted to US Dollars

Net Equity of 4.115M Euros is converted to $4.815M at an exchange rate as of 6/30/25 of 1.17 from Euros to US dollars, exceeding the needed $4M required minimum net equity.